EXHIBIT 10.3

PARTICIPATION NOTICE

LIFECORE BIOMEDICAL, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

May 20, 2024

Dear Paul:
On March 20, 2024, you and Lifecore Biomedical, Inc. (the “Company”) entered into an offer letter (the “Offer Letter”) relating to your employment as the Company’s President and Chief Executive Officer. This Participation Notice supersedes the terms of the Offer Letter with respect to your participation in the Lifecore Biomedical, Inc. Executive Change in Control Severance Plan (the “Plan”), a copy of which has been provided to you.
The Company is providing you with this Participation Notice to inform you that you have been designated as a Tier 1 Participant in, and are eligible to receive Severance Benefits under, the Plan. Capitalized terms used but not otherwise defined in this Participation Notice will have the definitions provided in the Plan.
As a Tier 1 Participant in the Plan, you will be eligible to receive the Severance Benefits upon a Qualifying Termination. Subject to your timely execution and, to the extent applicable, non-revocation of a Release in accordance with the terms of the Plan, and subject to the additional requirements specified in the Plan and this Participation Notice, the Company will pay or provide to you the Severance Benefits available to a Tier 1 Participant described in the Plan.
In addition to these benefits, if your employment is terminated by the Company without Cause (other than a Qualifying Termination), you will be entitled to the same Severance Benefits under the Plan as if you had experienced a Qualifying Termination; provided that (a) the vesting of any performance stock units or performance-based equity awards will not be accelerated and (b) you must satisfy the conditions required by the Plan to receive Severance Benefits (including that you execute a general release of claims as provided in the Plan and you do not revoke or rescind such release). In no event will you receive or be entitled to any duplication in the amount of or types of payments or benefits to you in the event of termination of employment.
This Participation Notice is subject in all respects to the terms, conditions and provisions of the Plan, as amended from time to time, all of which are made a part of and incorporated by reference into this Participation Notice, including without limitation the covenants detailed in Section 12 of the Plan. In the event of any conflict between the terms of this Participation Notice and the terms of the Plan, the terms of the Plan shall govern.
By signing below, you acknowledge and agree that (i) you have received and reviewed a copy of the Plan, (ii) participation in the Plan requires that you irrevocably and voluntarily agree to the terms of the Plan and the terms set forth in this Participation Notice, and (iii) any prior agreement, arrangement and understanding between you and the Company and/or any subsidiary with respect to severance or change in control benefits is hereby superseded, revoked and ineffective (including, but not limited to, your Offer Letter).
If you have any questions regarding the foregoing, please contact the Chair of the Board of Directors of the Company. Please confirm your agreement to the foregoing by executing this Participation Notice where indicated below and returning a copy to the undersigned.

Sincerely,

LIFECORE BIOMEDICAL, INC.

By: /s/ Craig Barbarosh
Craig Barbarosh
Chair of the Board of Directors

ACKNOWLEDGED AND AGREED:

/s/ Paul Josephs
Paul Josephs
May 20, 2024